Exhibit 10.1

TERMINATION AGREEMENT

This termination agreement (the “Agreement”) is made between:

(1)	NEONODE INC., company reg. no. 94-1517641, 1209 Orange Street Wilmington, DE 19801 USA (“Neonode”);

(2)	NEONODE TECHNOLOGIES AB, company reg. no. 556771-2095, Box 24071, 104 50 Stockholm, Sweden (“Technologies”); and

(3)	URBAN FORSSELL, personal ID-no. 700112-8573, Näsbylundsvägen 18, lgh. 1501, 183 38 Täby, Sweden (“Forssell”).

Neonode, Technologies and Forssell are each a “Party” and jointly “Parties” to the Agreement. Neonode and Technologies are jointly referred to as the “Company”.

Background

(A)	Forssell has been employed by Neonode since 1 January 2020 as Neonode’s CEO pursuant to an employment contract entered between Neonode and Forssell on 20 October 2019, including any appendices and amendments, (the “Contract”).

(B)	Forssell has also since 30 November 2020, as part of his employment with Neonode, been registered with the Swedish Companies Registration Office (the “SCRO”) as Technologies’ CEO.

(C)	The Parties have now agreed that Forssell’s employment with Neonode and his appointment as the Company’s CEO will terminate on the terms and subject to the conditions set out below.

1	Termination of employment

1.1	Forssell’s employment with Neonode ends on 10 April 2025 (the “End Date”).

1.2	Forssell continues to be bound by all his loyalty and fiduciary obligations towards the Company, which includes an obligation to continue to perform work duties as instructed by Neonode’s board of directors (the “Board”) up to and including the End Date (cf. clauses 2.1 and 3 of the Contract).

1.3	Forssell is discharged from his position as the Company’s CEO and will be deregistered as Technologies’ CEO with SCRO with immediate effect. Nevertheless, Forssell will perform an orderly handover of any work duties and on-going projects to the person designated by the Board and act as a “Senior Advisor” to Technologies’ management team and the Board, in accordance with the Board’s further instructions.

1.4	As from 31 December 2024, Forssell will be discharged from his work duties and responsibilities (Sw. arbetsbefriad) (the “Release Date”). Forssell will, however, up to and including the End Date remain at the Company’s disposal and make himself available to the Company during regular business hours, as requested, to participate in phone calls and exchange e-mails with the Company and assist the Company with any and all necessary information and support for the purpose of transferring Forssell’s work tasks and to provide the Company with all information concerning the Company’s business of which he is aware.

1.5	Forssell will immediately upon the signing of the Agreement resign from any and all directorships whether within the Company or in any third party which he holds in his capacity of his employment with Neonode or position within the Company.

2	SALARY AND BENEFITS

2.1	Up to and including the End Date, Forssell retains his salary and benefits in accordance with the following:

(i)	Base Salary: SEK 194,000 per month.

(ii)	Occupational pension contribution: In accordance with the Contract.

(iii)	Insurance coverage: Health care insurance with SEB in accordance with its terms and other insurance coverage in accordance with the Contract.

(iv)	Sick pay: In accordance with the Contract.

(v)	Variable remuneration: Forssell confirms that he does not have any claim for any variable remuneration payment, award or compensation, whether up-front or deferred, under any variable remuneration scheme, other than a bonus payment of SEK 112,500 attributable to the financial year 2023 and which will be paid no later than 24 May 2024 in accordance with Neonode’s regular bonus payment routines.

(vi)	Health care allowance: In accordance with the Contract.

2.2	Forssell’s accrued and untaken vacation entitlement (including saved vacation) as at the End Date amounts to 62 days. Forssell acknowledges that Neonode is entitled to unilaterally and in its sole discretion schedule 33 vacation days (of which 24 at any time during the time period 9 October 2024–31 March 2025, and 9 days during the time period 1–9 April 2025). Should Forsell wish to take additional vacation (i.e., any of the remaining 29 days) during any other time period, Forsell is free to request such vacation.

2.3	Reimbursement of expenses incurred and submitted by Forssell latest by the Release Date will be made in accordance with clause 8 of the Contract subject to Forssell submitting an expense claim to Neonode in accordance with Neonode’s expense claim policy latest by the Release Date.

2.4	Final salary, any vacation cash compensation (Sw. semesterersättning) and compensation for any other accrued benefits will be paid latest on Neonode’s ordinary salary payment date in the month following the End Date. Any vacation pay received in advance but not accrued as at the End Date will be deducted from the final salary payment.

3	TAX AND DEDUCTIONS

3.1	All sums under the Agreement payable to Forssell are gross amounts and subject to income tax deduction before payment.

3.2	Neonode will deduct any monies owed by Forssell to the Company from any sums due to him under the Agreement.

3.3	Neonode will make employer contributions on top of all sums payable to Forssell under the Agreement.

4	RETURN OF COMPANY PROPERTY

4.1	Forssell will in accordance with clause 11.3 of the Contract return to the person designated by the Board on the date instructed by the Board, and in any event no later than by the Release Date, all work equipment (including SIM-card, chargers and accessories), all material, all data and all other property belonging to the Company or any Affiliate (including but not limited to information and documentation regarding previous, pending and planned business dealings and client/customer contacts and client/customer contact details).

4.2	Any material or data relating to the Company or an Affiliate which is held by Forssell on any privately held device or media must no later than by the Release Date be transferred to the person designated by the Board and thereafter irretrievably deleted from the privately held device or media.

4.3	Forssell will, in connection with returning and transferring property to the Company inform the designated person of any passwords and codes required to access Company or Affiliate property.

4.4	Forssell acknowledges and agrees that he does not have a right of retention in any property belonging to the Company or an Affiliate and consequently that he must not retain any copies of any material or data or other property mentioned in this Section. Forssell also acknowledges that he does not have the right to make use of any information contained in returned and/or deleted property.

5	RESTRICTIVE COVENANTS

5.1	Forssell acknowledges and agrees:

(i)	that the intellectual property provision in clause 10 of the Contract continues to apply beyond the End Date (cf. clause 11.2 of the Contract);

(ii)	that the confidentiality undertaking in clause 12 of the Contract continues to apply beyond the End Date without limitation in time (cf. clause 11.2 of the Contract); and

(iii)	that the non-dealing restriction and non-solicitation restriction in clause 13 of the Contract continues to apply beyond the End Date for a period of twelve (12) months.

5.2	Forssell further undertakes and agrees:

(i)	to refrain from making, publishing or otherwise communicating any untrue, misleading, disparaging or derogatory statement(s), whether in writing or otherwise, regarding the Company or any Affiliate, which includes any employee, officer or director of the Company or any Affiliate; and

(ii)	to refrain from disclosing what has taken place during any negotiations relating to or preceding the signing of the Agreement and to refrain from disclosing the contents of the Agreement to any third party (with the exception of Forssell’s legal advisor on a confidential basis and the relevant Swedish unemployment fund as relates to the termination of employment and amounts paid under the Agreement), unless required to do so by application of mandatory law or applicable stock exchange regulation.

5.3	Failure by the Company to require performance of any provision of the Agreement does not affect the Company’s right to enforce the same, and the waiver by the Company of any breach of any provision of the Agreement does not constitute a waiver by the Company of any subsequent breach of such provision or waiver by the Company of any breach of any other provision of the Agreement.

6	MISCELLANEOUS

6.1	For the purposes of the Agreement, “Affiliate” means a legal entity that directly or indirectly controls, is controlled by or is under common control with the Company, irrespective of the country of registration of such legal entity.

6.2	Regarding the Company’s processing of Forssell’s personal data and the Company’s access to data, files and e-mail correspondence stored in or performed using the Company’s equipment or IT-systems, refer to the Company’s from time to time applicable policies.

7	SETTLEMENT OF CLAIMS

7.1	The Agreement cancels, replaces and is in substitution of all prior agreements and arrangements whether written or oral between the Parties relating to Forssell’s services and terms and conditions of employment.

7.2	By signing the Agreement Forssell confirms that the payments under the Agreement constitute full compensation for all the receivables relating to his employment with Neonode and to the termination of the Contract and that the Company has no payment obligation whatsoever arising out of the employment in addition to what is specifically stated in the Agreement. Forssell further confirms and agrees that the receivables, together with the basis of calculation and accrual of such receivables, have been mutually confirmed to be correct.

7.3	The terms of the Agreement and its proper discharge is in full and final settlement of any and all claims and rights of action that Forssell may have, whatsoever and howsoever arising out of his employment with Neonode, including, for the avoidance of doubt, any rights in respect of base salary, vacation pay, pension, variable remuneration and damages and any other claim that Forssell has now or may have in the future against the Company or any Affiliate as a result of the employment and Forssell hereby agree to waive any such claims or rights of action.

8	GOVERNING LAW and disputes

8.1	The Agreement is governed by and construed in accordance with the laws of Sweden.

8.2	Any dispute, controversy or claim arising out of or in connection with Forssell’s employment relationship with Neonode or the Agreement, or the breach, termination, or invalidity thereof, will be finally settled by arbitration administered by the SCC Arbitration Institute (the “SCC”).

8.3	The Rules for Expedited Arbitrations of the SCC apply unless the SCC in its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules of the SCC shall apply. In the latter case, the SCC shall also decide whether the Arbitral Tribunal shall be composed of one or three arbitrators.

8.4	The seat of arbitration is Stockholm, Sweden, and the language to be used in the arbitral proceedings is English.

8.5	This arbitration clause does not prevent the Company from seeking injunctive relief (such as an interlocutory injunction and sequestration) before a court of law.

8.6	The Parties undertake and agree that all arbitral proceedings conducted by reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking covers all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the prior written consent of each party hereto. Notwithstanding the above, a Party is free to disclose such information as required by application of mandatory law, applicable stock exchange regulation or the regulation of any other recognized marketplace.

8.7	The Company bears the cost for the arbitral tribunal and SCC unless the arbitral tribunal concludes that Forssell has caused the arbitration proceeding without cause. Legal costs, such as lawyer’s fees, are distributed between the parties in accordance with the provisions of the Code of Judicial Procedure.

____________________________

Signatures on the following page.

The Agreement is agreed to and executed by digital signature.

NEONODE INC.	URBAN FORSSELL

/s/ Ulf Rosberg	/s/ Urban Forsell
Ulf Rosberg, member of the board

NEONODE TECHNOLOGIES AB

/s/ Ulf Rosberg
Ulf Rosberg, member of the board

/s/ Fredrik Nihlén
Fredrik Nihlén, member of the board

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